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Exhibit 5

                                                                        May 18, 2010

Parkway Properties, Inc.

One Jackson Place, Suite 1000

188 East Capitol Street

Jackson, MS 39201

            Re:       Registration Statement on Form S-8
                        Parkway Properties, Inc. 2010 Omnibus Equity Incentive Plan (the "Plan")

Ladies and Gentlemen:

We have acted as counsel to Parkway Properties, Inc. (the "Company") in connection with the issuance or proposed issuance of up to 600,000 shares (the "Shares") of Common Stock, par value $0.001 per share, of the Company under the Plan.

We have examined the above-referenced Registration Statement and we are familiar with the documents referred to therein, as well as the Company's Articles of Incorporation and Bylaws, each as amended to date and other relevant documents, and we have made such investigation with respect to the Company's corporate affairs as we have deemed necessary in order for us to render the opinion herein set forth.

We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plan.  In our opinion, the Shares to be issued by the Company under and in accordance with the Plan will be, when issued and paid for in accordance with the Plan and the Registration Statement and the exhibits thereto, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-8.

Very truly yours,

/s/ Jaeckle Fleischmann & Mugel, LLP